Exhibit 99.1

FOR IMMEDIATE RELEASE	Thursday, January 30, 2025

Celestica Announces 2025 Annual and Special Meeting of Shareholders

TORONTO, January 30, 2025 (GLOBE NEWSWIRE) -- Celestica Inc. (TSX: CLS) (NYSE: CLS) (“Celestica” or the “Company”), a leader in design, manufacturing, hardware platform and supply chain solutions for the world’s most innovative companies, today announced that the Annual and Special Meeting of its Shareholders (the “Meeting”) will be held on Tuesday, June 17, 2025 at 9:30 a.m. EDT in a hybrid format, with further details to be provided in the Company’s upcoming definitive proxy statement related to the Meeting.

Record Date

Celestica also announced that it has set Tuesday, April 22, 2025 as the record date for determining shareholders of the Company who are entitled to receive notice of, and to vote at, the Meeting.

Notice-and-Access

Celestica will be using the notice-and-access method for delivering the Company’s proxy statement and related materials to shareholders eligible to participate at the Meeting. The notice-and-access document will describe the various ways in which shareholders can obtain a copy of the Company’s proxy materials. Celestica’s proxy statement will also be available on its website at www.celestica.com/shareholder-documents and on the company’s profiles on SEDAR+ at www.sedarplus.com and EDGAR at www.sec.gov. The platform for the Meeting will provide shareholders the ability to listen to the Meeting live, submit questions and submit their vote during the Meeting.

Adoption of By-Law 2 (Advance Notice)

On January 29, 2025, the Board adopted, with immediate effect, By-Law No. 2 of the Company regarding advance notice requirements for the nomination of individuals for election as directors (the “Advance Notice By-Law”). In order for the Advance Notice By-Law to remain in effect following the termination of the Meeting, the adoption of the Advance Notice By-Law must be confirmed by an ordinary resolution of shareholders at the Meeting. The purpose of the Advance Notice By-Law is to provide shareholders, directors and management of the Company with a clear framework respecting the nomination of persons for election as directors. The Advance Notice By-Law fixes a deadline by which shareholders must submit nominations for election of directors prior to any annual or special meeting of shareholders, and sets forth the information that a shareholder must include in the notice to Celestica in order for a nominee to be eligible for election as director.

A copy of the Advance Notice By-Law is available on Celestica’s website at www.celestica.com/shareholder-documents and is available on the Company’s profiles on SEDAR+ at www.sedarplus.com and EDGAR at www.sec.gov.

About Celestica

Celestica enables the world's best brands. Through our recognized customer-centric approach, we partner with leading companies in Aerospace and Defense, Communications, Enterprise, HealthTech, Industrial and Capital Equipment to deliver solutions for their most complex challenges. As a leader in design, manufacturing, hardware platform and supply chain solutions, Celestica brings global expertise and insight at every stage of product development - from the drawing board to full-scale production and after-market services. With talented teams across North America, Europe and Asia, we imagine, develop and deliver a better future with our customers.

For further information on Celestica, visit www.celestica.com.

The Company’s securities filings can be accessed at www.sedarplus.com and www.sec.gov.

Contacts:

Celestica Global Communications	Celestica Investor Relations
(416) 448-2200	(416) 448-2211
media@celestica.com	clsir@celestica.com